Exhibit 10.1.1

AMENDMENT 2014-1

to the

LITHIA MOTORS, INC.

2009 EMPLOYEE STOCK PURCHASE PLAN

Pursuant to Section 19 of the Lithia Motors, Inc. 2009 Employee Stock Purchase Plan (the “Plan”), the Plan is hereby amended to clarify the Plan’s operation as follows:

1.     Section 2.20 (“Total Pay”) is amended to add the following phrase to the end of such section:

“, prior to reduction pursuant to Section 125, 132(f) or 401(k) of the Code, but excluding allowances and reimbursements for expenses such as relocation allowances or travel allowances, income or gains on the exercise of Company stock options, and similar items.”

2.     Sections 5.1 (“Payroll Deduction Authorization”) and 6.1 (“Participant Contributions by Payroll Deductions”) are amended to replace each occurrence of the term “Base Pay” with “Total Pay.”

3.     Section 7.1 (“Quarterly Grant of Options”) is deleted in its entirety and replaced with the following:

“Quarterly Grant of Options. For each Fiscal Quarter, on the first day of the Fiscal Quarter a Participant will be deemed to have been granted an option to purchase as many whole shares as may be purchased with the payroll deductions credited to the Participant’s Account during the Fiscal Quarter (together with any payroll deductions from the previous Fiscal Quarter retained in the Participant’s Account as of the end of such Fiscal Quarter as provided in Section 8.1 and any cash dividends paid during the Fiscal Quarter as provided in Section 8.2).”

4.     Section 8.1 (“Automatic Exercise of Options”) is deleted in its entirety and replaced with the following:

“Automatic Exercise of Options. Unless a Participant has elected to withdraw payroll deductions in accordance with Section 10, the Participant’s option for the purchase of Common Stock will be deemed to have been exercised automatically as of the last day of the Fiscal Quarter for the purchase of the number of whole shares of Common Stock which the accumulated payroll deductions (and cash dividends on the Common Stock as provided in Section 8.2) in the Participant’s Account at that time will purchase at the applicable option price. No fractional shares may be issued under the Plan. As of the last day of each Fiscal Quarter, the balance of each Participant’s Account shall be applied to purchase the number of whole shares of Common Stock as determined by dividing the balance of such Participant’s Account as of such date by the option price determined pursuant to Section 7.2. Any amounts accumulated in a Participant’s Account during a Fiscal Quarter under Section 5.1 that are not sufficient to purchase a full share of Common Stock at the end of such Fiscal Quarter shall be retained in the Participant’s Account for the subsequent Fiscal Quarter, subject to earlier withdrawal by the Participant as provided in Section 10. The Participant’s Account shall be debited accordingly. The Committee or its delegate shall make all determinations with respect to applicable currency exchange rates when applicable.”